Exhibit 99.1

Arrow Electronics Updates Second-Quarter Guidance

MELVILLE, N.Y.--(BUSINESS WIRE)--In advance of its annual investor day event being held today at the Sofitel New York, Arrow Electronics, Inc. (NYSE:ARW) announced that the company has tightened its financial guidance for the second quarter.

Based upon preliminary data, the company expects earnings per share, on a diluted basis, excluding any charges but including an estimate for amortization of intangible assets of $.02 to $.03, to be in the range of $.76 to $.80. The company stated previously that it anticipated earnings per share, on a diluted basis, in the range of $.74 to $.80 for the quarter ending June 30, 2008.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, New York, Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements, including statements addressing future financial results. These statements are subject to a number of risks and uncertainties that could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, the company’s implementation of its new global financial system and the company’s planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, the company’s ability to generate additional cash flow and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

CONTACT:
Arrow Electronics
Sabrina N. Weaver, 631-847-5359
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
or
Media:
Jacqueline F. Strayer, 631-847-2101
Vice President, Corporate Communications